Exhibit 19.1

FULGENT GENETICS, INC. INSIDER TRADING POLICY

Adopted: September 16, 2016

Last Revised and Approved: February 26, 2024

This Insider Trading Policy (“Policy”) provides guidelines concerning transactions in the securities of Fulgent Genetics, Inc. (“Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (“Board”) has adopted this Policy to promote compliance with federal, state, and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

I. Persons Subject to the Policy

This Policy applies to all officers of the Company and its subsidiaries, all members of the Board, and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to your family members, other members of your household, and entities controlled by you, as described below.

II. Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.

III. Individual Responsibility

Anyone subject to this Policy has ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. You are responsible for making sure that you comply with this Policy, and that any family member, household member, or entity whose transactions are subject to this Policy, as discussed below, also complies with this Policy. In all cases, the responsibility for determining whether you are in possession of material nonpublic information rests with you, and any action on the part of the Company, the Designated Trading Officer or any other officer, director, or employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company or regulatory agencies for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

IV. Administration of the Policy

Paul Kim shall serve as the Designated Trading Officer for the purposes of this Policy, and in his absence, another employee designated by the Designated Trading Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Designated Trading Officer shall be final and not subject to further review.

V. Statement of Policy

It is the policy of the Company that no director, officer, or other employee of the Company (or any other person designated by this Policy or by the Designated Trading Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

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Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale,” and “Rule 10b5-1 Plans;”
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Recommend the purchase or sale of any Company Securities;
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Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information; or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
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Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer, or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that otherwise may be necessary or justifiable (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances; and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

VI. Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

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Projections of future earnings or losses, or other earnings guidance;
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Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
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A pending or proposed merger, acquisition, or tender offer;
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A pending or proposed acquisition or disposition of a significant asset;
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A pending or proposed joint venture;
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A Company restructuring;
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Significant related party transactions;
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A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
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Bank borrowings or other financing transactions out of the ordinary course;
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The establishment of a repurchase program for Company Securities;
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A change in the Company’s pricing or cost structure;
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Major marketing changes;
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A change in management;
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A change in auditors or notification that the auditor’s reports may no longer be relied upon;
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Development of a significant new product, process, or service;
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Pending or threatened significant litigation, or the resolution of such litigation;
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Impending bankruptcy or the existence of severe liquidity problems;
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The gain or loss of a significant customer or supplier; and
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The imposition of a ban on trading in Company Securities or the securities of another company.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the

SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

VII. Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including, but not limited to, a spouse, a partner, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities; and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members.

VIII. Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

IX. Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s option plans where you continue to hold all of the shares as to which the option was exercised. This Policy also does not apply to the exercise of a stock withholding or tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to pay the option exercise price or to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or tax withholding requirements associated with that exercise.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units (RSUs), or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or RSUs. The Policy does apply, however, to any market sale of restricted stock of Company Securities to satisfy such tax obligations.

Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

X. Transactions Not Involving a Purchase or Sale

Bona fide gifts of securities are not transactions subject to this Policy. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

XI. Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, it is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions without the requisite consent and should consider the Company’s preferences as described below:

Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director or executive officer of the Company who purchases or sells Company Securities in the open market, including the purchase or sale of publicly-traded puts or call options or other derivative options covering Company Securities may not engage in an opposite way open market transaction (i.e. a sell or purchase in Company Securities of the same class) during the six months following the original transaction. As noted below, directors and executive officers are also required to file reports with the Securities and Exchange Commission concerning their transactions in Company securities.

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited, except with the prior written consent of the Designated Trading Officer (or, with respect to the Designated Trading Officer or Chief Executive Officer (each as defined below), by the Chairperson of the Audit Committee). In addition, Section 16(c) of the Exchange Act generally prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer, or employee is trading based on material nonpublic information and may focus a director’s, officer’s, or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options, or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy, except with the prior written consent of the Designated Trading Officer (or, with respect to the Designated Trading Officer or Chief Executive Officer (each as defined below), by the Chairperson of the Audit Committee). If you wish to engage is any such derivative securities transaction you must first submit the proposed transaction for approval by the Designated Trading Officer (or the Chairperson of the Audit Committee) at least two weeks prior to the proposed transaction and give a justification for the proposed transaction in that pre-clearance submission. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a person to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Directors and officers may only engage in any such transactions with the prior written consent of the Designated Trading Officer (or, with respect to the Designated Trading Officer or Chief Executive Officer (each as defined below), by the Chairperson of the Audit Committee). Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the Designated Trading Officer (or, as applicable, by the Chairperson of the Audit Committee) at least two weeks prior to the proposed transaction and must set forth a justification for the proposed transaction as part of that request.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. In the event a margin sale or foreclosure sale occurs at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors and officers may only hold Company Securities in a margin account or otherwise pledge Company Securities as collateral for a loan with the prior written consent of the Designated Trading Officer (or, with respect to the Designated Trading Officer or Chief Executive Officer (each as defined below), by the Chairperson of the Audit Committee). (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Broker Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities other than under a Rule 10b5-1 Plan. If a person subject to this Policy determines that they must use a standing order or limit order that is not part of a 10b5-1 Plan, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

XII. Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures. All executive officers subject to Section 16(a) of the Exchange Act, the corporate controller, the director of financial planning and analysis, and employees at the vice-president level and higher, and any other employee the Designated Trading Officer advises is subject to this Policy, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Designated Trading Officer (or, if such person is the Designated Trading Officer or Chief Executive Officer or their respective Controlled Entity or Family Member, then by the Chairperson of the Audit Committee). A request for pre-clearance should be submitted to the Designated Trading Officer, or, as applicable, to the Chairperson of the Audit Committee, at least two business days in advance of the proposed transaction. The Designated Trading Officer (or, as applicable, to the Chairperson of the Audit Committee), is under no obligation to approve a transaction submitted for pre-clearance and may determine there are reasons not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then they should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, you should carefully consider whether you are aware of any material nonpublic information about the Company and should describe fully those circumstances to the Designated Trading Officer (or, as applicable, to the Chairperson of the Audit Committee). If you are a director or executive officer, you should also indicate whether the requestor has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Quarterly Trading Restrictions. All executive officers subject to Section 16(a) of the Exchange Act, the corporate controller, the director of financial planning and analysis, and employees at the vice-president level and higher, and any other employee designated by the Designated Trading Officer, as well as the Family Members and Controlled Entities of such persons, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during any regular or special “blackout period”. The Company’s regular blackout period begins fifteen days prior to the end of each fiscal quarter and ends after the second business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the third business day following the public release of the Company’s quarterly earnings and ending 15 days prior to the close of the next fiscal quarter.

Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a blackout period, but only if the Designated Trading Officer (or, if such person is the Designated Trading Officer or Chief Executive Officer, then by the Chairperson of the Audit Committee) concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade during a blackout period must contact the Designated Trading Officer (or, as applicable, to the Chairperson of the Audit Committee) for approval at least two business days in advance of any proposed transaction involving Company Securities.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, persons designated by the Designated Trading Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Designated Trading Officer, designated persons should refrain from trading in Company Securities even sooner than the typical blackout period described above. In that situation, the Designated Trading Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a blackout period will not be announced generally within the Company as a whole, and those persons subject to the event-specific blackout should not communicate its existence to any other person. Even if the Designated Trading Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event- driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

XIII. Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be pre-cleared by the Designated Trading Officer (or, as applicable, to the Chairperson of the Audit Committee) and meet the requirements of Rule 10b5-1 and the Company’s guidelines set forth herein. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

If you decide to use a Rule 10b5-1 Plan, the Plan must be approved by the Designated Trading Officer (or, as applicable, to the Chairperson of the Audit Committee) and meet the requirements of Rule 10b5-1 and the following guidelines. Any Rule 10b5-1 Plan must be submitted by you to the Designated Trading Officer (or, as applicable, to the Chairperson of the Audit Committee) for pre-clearance five days prior to your entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to any Rule 10b5-1 Plans you enter into covering the Company Securities:

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You may not enter into, modify, or terminate a trading program during a blackout period or while in possession of material nonpublic information;
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All Rule 10b5-1 Plans must have a duration of at least 6 months and no more than 2 years;
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If a Rule 10b5-1 Plan is terminated, you must wait at least 30 days before trading outside of the Rule 10b5-1 Plan;
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If a trading program is terminated, you must wait until the commencement of the next Window Period (as defined below) before a new Rule 10b5-1 plan may be adopted; and
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You may not commence sales under a trading program until the expiration of a “cooling off period,” as designated by the Designated Trading Officer, or as applicable, the Chairperson of the Audit Committee.

You should understand that pre-clearance or adoption of a preplanned selling program under Rule 10b5-1 in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, you should consult with your own counsel in implementing a Rule 10b5-1 Plan.

XIV. Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If you are in possession of material nonpublic information when your service terminates, you may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

XV. Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities, and, if applicable, by government agencies in foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

XVI. Company Assistance

If you have any questions about this Policy or its application to any proposed transaction you may obtain additional guidance from the Designated Trading Officer, who can be reached by telephone at (626) 350-0537 or by e-mail at ***.

XVII. Certification

You must certify your understanding of, and intent to comply with, this Policy as provided on the following page.